Exhibit 10.1

Our Ref : APP/HWGG/0616/0032

1st July 2016

PRIVATE &
CONFIDENTIAL

Mr Ong Kooi Tatt

21, Jalan Awan Merah

Overseas Union Garden

58200 Kuala Lumpur

Dear Mr Ong

RE :	CONSULTANCY SERVICE

We refer to the above matter.

We are pleased to offer you the above and you are required to read and fully understand the terms and conditions stipulated in this Consultancy Service before signing the acceptance to render your service. This agreement is not a contract of service and thus you shall not hold the company liable and/or responsible as an employer.

Project : As directed by the Company from time to time
Service Offered To : Mr Ong Kooi Tatt
Commencing Date : 1st July 2016

The above is based on the terms and conditions as follows: -

1)	Monthly Consultancy Fee	:	RM12,000.00
(Ringgit Malaysia : Twelve Thousand Only)

2)	Working Hours

Your normal working hours which include an hour’s lunch break will be : -

Mondays to Fridays : 9:00am to 6:00pm

However, you are expected to and agree to work beyond the said working hours or at odd hours and even on Saturdays to ensure projects are completed on time.

Our Ref	:	APP/HWGG/0616/0032
Page	:	2

3)	Medical Benefits

You are entitled to free medical benefits from our appointed Company doctor or any recognized Registered Medical Practitioner for normal sickness and not for any specialist treatment or hospitalization.

4)	Termination of Service Agreement

This Agreement shall be terminated without any compensation whatsoever upon either party giving to the other party a one-month written notice of intention to terminate the Contract.

5)	Confidentiality

It is understood and accepted that you will at no circumstances divulge or make public, in any way, any of the Company’s confidential matters, accounts, transactions, statistics or plans that you may gain in the course of discharging your duty. This clause shall continue to apply even after the termination of your contract.

6)	General

(i)	You are required to obey and comply with all instructions and directions given to you by the Company and faithfully observe all the rules, regulations, procedures, practices, systems and policies of the Company, whether explicit or implied, for the time being in force by the Company in all respects.

(ii)	You will be required to observe and adhere to the terms and conditions as prescribed in the HWGB Employee Handbook which the Company has adopted and that these terms and conditions may be varied from time to time by the Management.

Yours faithfully

HO WAH GENTING GROUP SDN BHD

/s/ Gavin Lim Chun Hoo
GAVIN LIM CHUN HOO
Director

I, Ong Kooi Tatt (NRIC No. 751126-07-5567) situated at No. 21, Jalan Awan Merah, Overseas Union Garden, 58200 Kuala Lumpur hereby accept the offer upon the terms and conditions as stated above.

/s/ Ong Kooi Tatt	July 1, 2016
ONG KOOI TATT	Date